Exhibit 10.1
SHOULDER INNOVATIONS, INC.

STIFEL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 26, 2026, by and between STIFEL BANK, a Missouri state-chartered bank (“Bank”), each Additional Borrower from time to time party hereto, each Guarantor from time to time party hereto, and SHOULDER INNOVATIONS, INC., a Delaware corporation (“Original Borrower”).
Recitals
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
Agreement
The parties to this Agreement agree as follows:
1.Definitions And Construction.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account Control Agreement” means any control agreement among (a) the depository institution at which a Loan Party (or, as applicable, its Subsidiary) maintains a Deposit Account or the securities intermediary or commodity intermediary at which such Loan Party (or, as applicable, its Subsidiary) maintains a Securities Account or a Commodity Account, (b) such Loan Party (or, as applicable, its Subsidiary), and (c) Bank, pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Account Debtor” means any “account debtor” as defined in the Code.
“Accounts” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Additional Borrower” means a Person who becomes a Borrower after the Closing Date in accordance with Section 6.12.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.
“Advance Request Form” means an advance request form in substantially the form of Exhibit B attached hereto.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Agreement” is defined in the preamble hereof.
“Ancillary Services” means any products, services or financial accommodations requested by Borrower and approved by Bank, or otherwise provided by Bank (or any of its Affiliates) to Borrower or any of its Subsidiaries, including and without limitation, Letters of Credit, cash management services, FX Contracts, or other treasury management services.
“Ancillary Services Agreement” means an agreement pursuant to which Bank (or its Affiliate) provides Ancillary Services.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Loan Party or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or governmental authorities and all orders and decrees of all courts and arbitrators.
“Authorized Debit Account” is defined in Section 2.7.
“Availability Amount” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Line and (ii) the sum of (A) the amount available under the Borrowing Base, plus (B) the Non-Formula Sublimit, minus (b) the outstanding aggregate principal balance of all Advances at such time.
“Bank Expenses” means all: (a) reasonable and documented out-of-pocket costs or expenses (including reasonable and documented outside counsel attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, (b) reasonable and documented Collateral audit fees, and (c) Bank’s reasonable and documented outside counsel attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board of Directors” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its organizational documents.
“Books” means all the books and records of any Loan Party, including: ledgers; records concerning the assets or liabilities of such Loan Party, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrower” means, individually and collectively, jointly and severally, the Original Borrower and each Additional Borrower.
“Borrowing Base” means, as of any date of determination, an amount equal to eighty percent (80.0%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate and financial reporting delivered by Borrower (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of such Borrowing Base Certificate); provided, however, that Bank has the right to decrease the foregoing percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.
“Borrowing Base Certificate” means the form of document on Exhibit C attached hereto.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Collateral Account” is defined in Section 6.15.
“Cash Burn” shall mean (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income (i) depreciation expense and amortization expense, and (ii) non-cash, stock-based compensation expense.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Original Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Original Borrower, who did not have such power before such transaction, or (b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of any Loan Party cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority; or (c) compliance by Bank with any request, guideline, requirement or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date of this Agreement.
“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Collateral” means the property described on Exhibit A attached hereto.
“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” means a “commodity account” as defined in the Code.
“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit D attached hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease (excluding operating leases of real property), dividend, letter of credit or other obligation of another Person; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall, without duplication of the primary obligation, be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof.
“Credit Extension” means each Advance, Term Loan Advance, use of the Ancillary Services, or any other extension of credit by Bank for the benefit of Borrower.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Deposit Account” means a “deposit account” as defined in the Code, and includes any checking account, savings account, or certificate of deposit.
“Designated Deposit Account” means Borrower’s deposit account number ending in , which is maintained by Borrower with Bank.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Early Termination Fee” shall be an additional fee, payable to Bank, with respect to any termination of the Revolving Line prior to the Revolving Maturity Date, in an amount equal to one percent (1.00%) of the Revolving Line.
“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
(a)Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date;
(b)Accounts with respect to an Account Debtor, twenty-five percent (25%) of whose Accounts the Account Debtor has failed to pay within ninety (90) days of invoice date;

(c)Accounts with respect to which the Account Debtor is an officer, employee, or agent of Borrower;
(d)Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;
(e)Prebillings, prepaid deposits, retention billings, or progress billings;
(f)Accounts with respect to which the Account Debtor is an Affiliate of Borrower;
(g)Accounts with respect to which the Account Debtor does not have its principal place of business in the United States;
(h)Accounts with respect to which the Account Debtor is the United States of America or any state, local government, or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of the foregoing, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940 (31 U.S.C. 3727), as amended, or with any comparable state or local law, if applicable, and all other necessary steps are taken to perfect and protect Bank’s security interest in such Account;
(i)Accounts with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or for deposits or other property of the Account Debtor held by Borrower, but only to the extent of any amounts owing to the Account Debtor against amounts owed to Borrower;
(j)Accounts with respect to an Account Debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;
(k)Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole but commercially reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and
(l)Accounts the collection of which Bank reasonably determines to be doubtful.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with any Loan Party or Subsidiary thereof within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended, (and Sections 414(m) and (o) thereof for purposes of provisions relating to Section 412 thereof).
“Event of Default” has the meaning assigned in Article 8.
“Excluded Account” means any of the following Deposit Accounts which are designated as such in writing to Bank as of the Closing Date or, with respect to any Deposit Account opened after the Closing Date, in the next Compliance Certificate delivered after such Deposit Account is opened: (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of a Loan Party’s employees holding an aggregate amount across all such accounts of not more than amounts needed for the then-next two (2) payroll cycles, (b) any Deposit Account which is a zero-balance disbursement account, (c) any Deposit Account which is solely used for disbursements and payments of withheld income taxes, payroll taxes and/or federal, state or local employee taxes, (d) any Deposit Account which is solely used as a trust account, escrow account, or other fiduciary account or (e) any Deposit Account with respect to which the aggregate amount on deposit, collectively for all such accounts under this clause (e), does not exceed One Hundred Thousand Dollars ($100,000) at any time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension or the Revolving Line pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or Revolving Line or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.3, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 2.3(d), and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.
“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500), which payment shall be fully earned as of the date hereof, but payment shall be deferred until the earliest to occur of (a) the Term Loan Maturity Date, (b) the payment in full of the Term Loan Advance, or (c) the termination of this Agreement.
“Fiscal Quarter” means each period of three fiscal months, ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year (or such other date as updated by Borrower in accordance with Section 7.2).
“FX Contracts” are any foreign exchange contract by and between a Loan Party and Bank under which such Loan Party commits to purchase from or sell to Bank a specific amount of foreign currency at a set price or on a specified date.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Good Faith Deposit” is defined in Section 2.5(f).
“Guarantor” means, individually and collectively, jointly and severally, each Person who becomes a Guarantor after the Closing Date in accordance with Section 6.12.
“Guaranty” and “Guaranty Documents” are defined in Section 8.11.
“Indebtedness” means all indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit (solely to the extent drawn but not reimbursed), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Indemnified Person” is defined in Section 13.2(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Audit” means an audit of the Collateral completed by a third party, the results of which shall be satisfactory to Bank in its sole but commercially reasonable discretion.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.
“Intellectual Property” means all of each Loan Party’s right, title, and interest of ownership in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Robert Ball as of the Closing Date, and (b) Chief Financial Officer who is Jeffrey Points as of the Closing Date.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity Trigger Amount” is, as of any time of measurement, the greater of (a) the product of (i) Total Debt Outstanding multiplied by (ii) two (2), and (b) the product of (i) the absolute value of Borrower’s Cash Burn multiplied by (ii) twelve (12); provided however, the Liquidity Trigger Amount shall not exceed Sixty Five Million Dollars ($65,000,000).
“Liquidity Trigger Event” means the aggregate amount of Borrower’s unrestricted and unencumbered cash maintained at Bank or in a Deposit Account subject to an Account Control Agreement is less than the Liquidity Trigger Amount.
“Liquidity Trigger Period” means the period commencing upon the occurrence of a Liquidity Trigger Event and continuing until the date that the aggregate amount of Borrower’s unrestricted and unencumbered cash maintained at Bank or in a Deposit Account subject to an Account Control Agreement is greater than or equal to the Liquidity Trigger Amount, in each case as determined by Bank in its sole, but commercially reasonable discretion.
“Loan Documents” means, collectively, this Agreement and any related schedules, exhibits, certificates and notices, the Perfection Certificate, any Account Control Agreement, any Ancillary Services Agreement, any Guaranty Documents, any subordination agreement, any guaranty, note or related security agreements executed by any Loan Party, landlord waivers and consents, bailee waivers and consents, any agreement identified therein as a “Loan Document” by Borrower and Bank, and any other agreement entered into in connection with this Agreement, all as amended, restated, extended, supplemented, or otherwise modified from time to time.

“Loan Party” means a Borrower or a Guarantor, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (c) the value, perfection, or priority of Bank’s security interests in the Collateral, or (d) the ability of Bank to enforce any of its rights or remedies with respect to the Obligations.
“Negotiable Collateral” means all letters of credit of which any Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, in each case for the benefit of any Loan Party, and such Loan Party’s Books relating to any of the foregoing.
“Net Income” means, as calculated for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.
“Non-Formula Sublimit” mean (a) so long as a Liquidity Trigger Event has not occurred and is not continuing, Fifteen Million Dollars ($15,000,000) and (b) during a Liquidity Trigger Period, Zero Dollars ($0).
“Obligations” means all debt, principal, interest, the Final Payment, the Prepayment Premium, each Anniversary Fee, the Early Termination Fee, Bank Expenses and other amounts owed to Bank by the Loan Parties pursuant to this Agreement, any other Loan Document or otherwise, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from the Loan Parties to others that Bank may have obtained by assignment or otherwise.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Original Borrower” has the meaning given in the preamble hereto.
“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Participant Register” is defined in Section 13.1.
“Patriot Act” is defined in Section 13.10.
“Payment in Full” means (a) the termination of Bank’s commitment to make a Credit Extension hereunder and (b) the payment in full in cash of (i) all outstanding Credit Extensions, together with accrued and unpaid interest thereon, (ii) the accrued and unpaid fees under the Loan Documents, if any, (iii) all Bank Expenses, and (iv) all other outstanding Obligations (other than inchoate indemnity obligations and other obligations extending beyond maturity

(including any obligations with respect to Ancillary Services under Ancillary Services Agreements) that have been cash collateralized in an amount and manner satisfactory to Bank or otherwise subject to arrangements satisfactory to Bank). “Paid in Full” has a corresponding meaning.
“Periodic Payments” means all installments or similar recurring payments that the Loan Parties may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of a Loan Document or any other instrument or agreement now or hereafter in existence between any Loan Party and Bank.
“Perfection Certificate” is defined in Section 3.1(d).
“Permitted Indebtedness” means:
(a)Indebtedness of a Loan Party in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens”, provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Thousand Dollars ($250,000)in the aggregate at any given time;
(d)Subordinated Debt;
(e)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(f)unsecured Indebtedness pursuant to corporate credit cards (other than the corporate credit cards issued by Bank or its Affiliates) in the ordinary course of business, provided such Indebtedness shall be in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;
(g)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts, in each case, in the ordinary course of business in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000);
(h)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and provided such financing arrangement has been approved in writing by Bank;
(i)Indebtedness to carriers, warehousemen, mechanics, and materialmen, in each case arising in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) which are not delinquent or remain payable under penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(j)to the extent constituting Indebtedness, judgments not constituting an Event of Default;
(k)Indebtedness representing taxes and assessments not yet due and payable without penalty or, if due and payable, being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP pursuant to Section 5.13;
(l)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(m)other unsecured Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding; and
(n)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Loan Party or its Subsidiary, as the case may be.
“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Schedule;
(b)Investments consisting of Cash Equivalents;
(c)Investments accepted in connection with Transfers permitted by Section 7.1; and
(d)Investments (i) by a Loan Party in another Loan Party, and (ii) by Subsidiaries (other than any Subsidiary that is a Loan Party) in other Subsidiaries or in Loan Parties;
(e)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party;
(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(g)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;
(h)other Investments not otherwise permitted by Section 7.7 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; and
(i)Investments consisting of Deposit Accounts and Securities Accounts (but only to the extent that a Loan Party or its Subsidiary is permitted to maintain such accounts in accordance with Section 6.8) in which Bank has a perfected security interest.
“Permitted Liens” means the following:
(a)Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)Liens for Taxes, fees, assessments or other governmental charges or levies, not yet due or payable without penalty or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;
(c)Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
(d)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(e)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
(f)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein
(i)Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default;
(j)Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto to the extent permitted under clause (f) of the definition of Permitted Indebtedness;
(k)customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account or Securities Account of any Loan Party, provided that (i) Bank has a first priority perfected security interest in such account to the extent required pursuant to Section 6.8 and (ii) such account is permitted to be maintained pursuant to Section 6.8; and
(l)other Liens not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prepayment Premium” shall be an additional fee, payable to Bank, with respect to the Term Loan Advance, in an amount equal to:
(a)for a prepayment of the Term Loan Advance made on or prior to the first (1st) anniversary of the Closing Date, one percent (1.00%) of the outstanding principal amount of the Term Loan Advance immediately prior to the date of such prepayment; and
(b)for a prepayment of the Term Loan Advance made after the first (1st) anniversary of the Closing Date, Zero Dollars ($0).
Notwithstanding the foregoing, the Prepayment Premium shall not be due hereunder if Bank provided the financing in connection with the refinance and redocumentation of the Term Loan Advance prior to the Term Loan Maturity Date.
“Prime Rate” means the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, ceases to exist or becomes unavailable for any reason as determined by Bank (which determination shall be conclusive absent manifest error), the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of Missouri (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c) and 12 C.F.R. 223.2.
“Register” is defined in Section 13.1.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.
“Restricted License” is any material license or other material agreement with respect to which a Loan Party is the licensee (a) that prohibits or otherwise restricts such Loan Party from granting a security interest in such

Loan Party’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral. Off-the-shelf software, open source code, application programming interfaces (APIs) and/or other intellectual property, trademarks, copyrights or patents of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, or online terms of service agreements shall not constitute a Restricted License.
“Restricted Payment” is defined in Section 7.6.
“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a).
“Revolving Line” means the commitment of Bank hereunder to make Advances in an aggregate principal amount of up to Thirty Million Dollars ($30,000,000); provided, however, if Bank, in its sole and absolute discretion, grants any request by Borrower to make the Uncommitted Accordion available to Borrower, “Revolving Line” shall mean the commitment of Bank hereunder to make Advances in an aggregate principal amount of up to Thirty Five Million Dollars ($35,000,000).
“Revolving Maturity Date” means June 26, 2029.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Securities Account” means a “securities account” as defined in the Code.
“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest or other securities owned or held of record by any Loan Party in any Subsidiary of such Loan Party.
“Subordinated Debt” means any debt incurred by any Loan Party that is subordinated to the debt owing by such Loan Party to Bank on terms acceptable to Bank (and identified as being such by such Loan Party (or Borrower on its behalf) and Bank).
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the capital stock, membership units or other securities which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” means a cash advance under Section 2.1(d).

“Term Loan Maturity Date” means June 1, 2031.
“Total Debt Outstanding” means, at any date, the aggregate outstanding amount of the Term Loan Advance and all Advances owing to Bank hereunder as of such date other than accrued and unpaid interest not yet due and payable pursuant to the terms of this Agreement.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Loan Party connected with and symbolized by such trademarks.
“Uncommitted Accordion” is defined in Section 2.1(a)(iv).
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.Loan and terms of payment.
2.1Credit Extensions.
Borrower promises to pay to the order of Bank, in Dollars, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with the terms hereof.
(a)Revolving Advances.
(i)Subject to and upon the terms and conditions of this Agreement and after completion of the Initial Audit, Borrower may request Advances in an aggregate outstanding amount not to exceed the Availability Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.
(ii)Whenever Borrower desires an Advance, Borrower will notify Bank no later than 3:00 p.m. Eastern time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank an Advance Request Form. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. So long as all of the conditions for a Credit Extension are met, in accordance with the Loan Documents, Bank will credit the amount of that Advance made under this Section 2.1(a) to Borrower’s Designated Deposit Account.
(iii)The Revolving Line terminates on the Revolving Maturity Date, when the outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other outstanding Obligations relating to the Revolving Line shall be immediately due and payable.
(iv)At any time prior to the Revolving Maturity Date, Borrower may request that Bank increase the original principal amount available to be borrowed under the Revolving Line by an additional aggregate amount not to exceed Five Million Dollars ($5,000,000) (the “Uncommitted Accordion”). Bank, in its sole and absolute discretion, may grant or deny any such request from Borrower to add the Uncommitted Accordion to the Revolving Line. If, and only if, Bank, in its sole discretion, agrees to grant any such request from Borrower to add the Uncommitted Accordion to the Revolving Line, any such advance made thereunder shall each be considered an “Advance” hereunder and added to the definition thereof; provided that, the terms of the making of any advance under the Uncommitted Accordion shall be outlined in an amendment to this Agreement to be entered into by the parties hereto.
(b)Reserved.

(c)Reserved.
(d)Term Loan Advance.
(i)Subject to and upon the terms and conditions of this Agreement, Borrower shall request on the Closing Date and, on or about the Closing Date, Bank shall make one (1) Term Loan Advance to Borrower in an aggregate amount equal to Fifteen Million Dollars ($15,000,000), the proceeds of which shall be used to repay all of Borrower’s outstanding indebtedness and obligations owing to Trinity Capital Inc. as of the Closing Date and thereafter for general corporate purposes.
(ii)Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3, and shall be payable monthly on the first (1st) day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on June 30, 2029 shall be payable in twenty-four (24) equal monthly installments of principal, plus all accrued interest, beginning on July 1, 2029 and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(d) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed.
(iii)When Borrower desires to obtain the Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by delivery of an Advance Request Form at no later than 3:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. The notice shall be signed by a Responsible Officer. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. So long as all of the conditions for the Term Loan Advance are met, in accordance with the Loan Documents, Bank will credit the amount of that Term Loan Advance made under this Section 2.1(d) to Borrower’s Designated Deposit Account.
2.2Overadvances. If the aggregate amount of the outstanding Advances exceeds (a) the lesser of (i) the Revolving Line and (ii) the sum of (A) the amount available under the Borrowing Base, plus (B) the Non-Formula Sublimit, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates.
(i)Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) the Prime Rate and (B) five percent (5.00%).
(ii)Term Loan Advance. Except as set forth in Section 2.3(b), the Term Loan Advance shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) three-quarters of one percent (0.75%) below the Prime Rate and (B) five percent (5.00%).
(b)Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under all Applicable Law, not in any case to be less than Twenty-Five Dollars ($25). Upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default, unless Bank otherwise elects, in its sole discretion, to impose a lesser increase or no increase.
(c)Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s Deposit Accounts, or, to the extent not paid when due, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Bank may debit any of Borrower’s Deposit Accounts maintained with Bank, including each Authorized Debit Account, for principal and interest payments or any other amounts Borrower owes Bank when due under the Loan Documents. These debits shall not constitute a set-off.
(d)Withholding. All payments by or on account of any obligation of Borrower under any Loan Document shall be free and clear of any Taxes except as required by Applicable Law or international agreement. If at any time any Applicable Law or international agreement requires Borrower to make any withholding or deduction for Tax from any such payment or other sum payable hereunder to Bank, Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority. If such Tax deducted or withheld is an Indemnified Tax, then the sum payable by such Borrower shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish Bank with proof satisfactory to Bank indicating that it has made such withholding payment. If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(e)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to the Designated Deposit Account. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:00 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5Fees. Borrower shall pay to Bank the following:
(a)Final Payment. The Final Payment, when due hereunder;
(b)Prepayment Premium. The Prepayment Premium, when due hereunder;
(c)Revolving Line Facility Fee. On the Closing Date, a facility fee equal to Twenty-Five Thousand Dollars ($25,000), which shall be nonrefundable;
(d)Revolving Line Anniversary Fee. An anniversary fee equal to Twenty-Five Thousand Dollars ($25,000) (each, an “Anniversary Fee”), which is due and payable on the earlier to occur of (i) each anniversary of the Closing Date occurring prior to the Revolving Maturity Date, (ii) the termination of this Agreement, or (iii) the occurrence of an Event of Default, and shall be fully earned and non-refundable as of such date; and
(e)Early Termination Fee. The Early Termination Fee, due upon the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, which shall be fully earned and non-refundable as of such date; and
(f)Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank. Borrower has paid to Bank a good faith deposit of Fifty Thousand Dollars ($50,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. The Good Faith Deposit will be applied to Bank Expenses incurred as of the Closing Date, provided, the Good Faith Deposit may not be sufficient to cover all Bank Expenses incurred as of that date. Bank may, at its option, charge any other Bank Expenses, whether incurred as of the Closing Date or at any other time, against any of

Borrower’s deposit accounts as provided in Section 2.7 or against the Revolving Line as additional principal thereunder, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.
2.6Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
2.7Irrevocable Authorization Concerning Automatic Debits. On the Closing Date, Bank is IRREVOCABLY authorized, but is not required, to debit Borrower’s Deposit Accounts, including the Designated Deposit Account (collectively, the “Authorized Debit Accounts”) for principal and interest payments or any other amounts Borrower owes hereunder when due, for so long as this Agreement remains in effect. Bank shall be entitled to rely on this IRREVOCABLE authorization to debit Borrower’s Deposit Accounts, and Borrower shall indemnify on DEMAND and hold harmless Bank for any damages or loss suffered by Bank as a result of such reliance. The debits described in this Section shall not constitute a set-off.
2.8Borrower further understands and agrees that if the Authorized Debit Accounts do not have a sufficient balance on a day that a payment is to be debited from the Authorized Debit Account, or, if Bank is prohibited from making such debit, Bank may, at Bank’s option suspend further efforts to debit the Authorized Debit Accounts and look to Borrower for the current payment and all subsequent payments until such time as all payments under this Agreement are current. In no event shall the availability of any credit line that Borrower may have with Bank be used in determining whether the Borrower’s Accounts have a sufficient balance. At Bank’s option and sole discretion, Bank may resume debiting the Authorized Debit Accounts without further instructions from Borrower once all payments are current. In the event that Bank does not resume debiting the Authorized Debit Accounts, Bank will provide Borrower with a written termination notice.
3.Conditions of loans.
3.1Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)duly executed counterparts of this Agreement and the other Loan Documents to be entered into on the Closing Date;
(b)the formation documents of Borrower as certified by the Secretary of State (or equivalent agency) of Delaware no earlier than thirty (30) days prior to the Closing Date, and the current bylaws or limited liability company agreement (as applicable) of such Loan Party;
(c)(i) a long-form good standing certificate of Borrower certified by the Secretary of State (or equivalent agency) of Delaware and (ii) a good standing/foreign qualification certificate of each Loan Party certified by the Secretary of State (or equivalent agency) of the jurisdiction of such Loan Party’s headquarters or principal place of business, in each case no earlier than thirty (30) days prior to the Closing Date;
(d)a duly executed perfection certificate delivered by each Loan Party in connection with this Agreement (the “Perfection Certificate”);
(e)a certificate of the Secretary of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(f)UCC National Form Financing Statements, naming each Loan Party as a debtor, to be filed with the Secretary of State or equivalent agency of such Loan Party’s jurisdiction of organization on the Closing Date;
(g)evidence of insurance coverage certificates in compliance with the terms of Section 6.7;
(h)a customary legal opinion, duly executed by Borrower’s counsel;
(i)duly executed payoff letters from Trinity Capital Inc., together with evidence that all documents executed in connection therewith have been terminated and all amounts owing thereunder have been paid in full;

(j)evidence that (i) the Liens securing Indebtedness owed by the Loan Parties to Trinity Capital Inc. will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any Uniform Commercial Code financing statements and/or account control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
(k)payment of the fees and Bank Expenses then due specified in Section 2.5(f);
(l)Intellectual Property search results;
(m)(i) audited consolidated financial statements for Borrower for the Fiscal Years ended as of December 31, 2025 and (ii) unaudited interim consolidated financial statements of Borrower for each fiscal quarter ended after December 31, 2025 for which a Form 10-Q has been filed with the Securities and Exchange Commission;
(n)(i) all documentation and other information regarding the Loan Parties requested by Bank in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (ii) a properly completed and signed IRS Form W-8 or W-9 (as applicable) for or with respect to each Loan Party, and (iii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party;
(o)an Irrevocable Authorization for Automatic Debit and Payment on a Credit Extension with Bank; and
(p)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)solely with respect to Advances and the Term Loan Advance, timely receipt by Bank of the Advance Request Form or as otherwise provided in Section 2.1; and
(b)if the aggregate amount of outstanding Advances (after giving effect to the contemplated Credit Extension) is less than or equal to the Non-Formula Sublimit and solely with respect to Advances, receipt of a certificate of a Responsible Officer certifying that a Liquidity Trigger Event has not occurred;
(c)if the aggregate amount of outstanding Advances (after giving effect to the contemplated Credit Extension) is greater than the Non-Formula Sublimit and solely with respect to Advances, a Borrowing Base Certificate for the month most recently ended for the month Borrower was required to provide one under Section 6.4
(d)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date (except to the extent that such representations and warranties relate specifically to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Loan Party on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2;
(e)Bank determines to its satisfaction that a Material Adverse Effect has not occurred; and
(f)with respect to the initial Advance, Bank shall have completed the Initial Audit.
4.Creation of security interest.
4.1Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Loan Party of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2Authorization to File Financing Statements. Each Loan Party hereby authorizes Bank to file financing statements, without notice to any Loan Party, with all jurisdictions deemed necessary or appropriate by Bank to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either a Loan Party or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect. Each Loan Party, to the extent permitted by Applicable Law, waives the right to receive a copy of any financing statement or financing change statement registered in connection with this Agreement or any other Loan Document or any verification statement issued with respect to any such financing statement or financing change statement.
4.3Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Loan Party from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Loan Party authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.4Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice (which shall be at least five (5) Business Days), from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect any Loan Party’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Loan Party’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that any copies of confidential information made during such inspection shall be subject to the confidentiality provisions of Section 13.8. The Initial Audit shall be completed prior to the earlier to occur of (a) the date that is ninety (90) days after the Closing Date and (b) the funding date of the initial Advance. Bank will work with Borrower in good faith to conduct any such actions without unreasonable disruption to Borrower’s normal business activities.
4.5Pledge of Shares. Each Loan Party hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. To the extent required by the terms and conditions governing the Shares, each Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.Representations and warranties.
Each Loan Party represents and warrants as follows:
5.1Due Organization and Qualification. Each Loan Party and each Subsidiary is a corporation, limited liability company or limited partnership, as applicable, duly existing under the laws of its state of incorporation or formation, as applicable, and qualified and licensed to do business in (a) its state of incorporation or formation, as applicable, and (b) any other state or jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except with respect to this clause (b) where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, nor will they constitute an event of default under any material agreement to which any Loan Party is a party or by which any Loan Party is bound, nor will they contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any government authority by which any Loan Party or any of such Loan Party’s property or assets may be bound or affected. No Loan Party is in default under any material agreement to which it is a party or by which it is bound, except where such default would not reasonably be expected to cause a Material Adverse Effect.
5.3No Prior Encumbrances. Each Loan Party and each Subsidiary has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the Account Debtor or to the Account Debtor’s agent for immediate and unconditional acceptance by the Account Debtor. No Loan Party has received notice of actual or imminent Insolvency Proceeding of any Account Debtor.
5.5Merchantable Inventory. All Inventory is in all material respects of good and marketable quality (allowing for normal wear and tear), free from all material defects, except for Inventory for which adequate reserves have been made.
5.6Intellectual Property. The Loan Parties are the sole owner of the Intellectual Property, except for non-exclusive licenses granted by any Loan Party to its customers in the ordinary course of business. Each of the issued Patents that is Intellectual Property is in good standing and enforceable, and no part of the issued Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made against any Loan Party that any part of the Intellectual Property violates the rights of any third party, except in each case as such Intellectual Property has no material value. Except as set forth in the Schedule, the Loan Parties’ rights as a licensee of intellectual property do not directly give rise to more than ten percent (10%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, no Loan Party is a party to, or bound by, any agreement that restricts the grant by such Loan Party of a security interest in such Loan Party’s rights under such agreement.
5.7Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business during the five (5) years prior to the Closing Date under any name other than that specified on the signature page hereof. The chief executive office of such Loan Party is located at the address indicated in Section 10. All such Loan Party’s Inventory and Equipment (other than Equipment or Inventory that is temporarily out of the possession of a Loan Party, in transit, or out for repair) is located only at the locations set forth in that certain Perfection Certificate delivered by Borrower to Bank on or prior to the Closing Date.
5.8Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on any Loan Party’s interest or Bank’s security interest in the Collateral.
5.9No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to any Loan Party and any Subsidiary that Bank has received from the Loan Parties fairly present in all material respects, to the extent applicable, each Loan Party’s and each Subsidiary’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of any Loan Party since the date of the most recent of such financial statements submitted to Bank.
5.10Solvency, Payment of Debts. Each Loan Party is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Loan Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Loan Party is left with unreasonably small capital after the transactions contemplated by this Agreement.
5.11Regulatory Compliance. Each Loan Party and each of its respective Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has met the minimum funding requirements of ERISA applicable to it with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from any Loan Party’s failure to comply with ERISA that could result in such Loan Party or any Subsidiary incurring any material liability under ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower and each of its Subsidiaries (a) have complied in all material respects with all Applicable Law, and (b) have not violated any Applicable Law the violation of which could reasonably be expected to have a Material Adverse Effect on Borrower’s business or operations. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any applicable requirement of law relating to terrorism or money laundering, including Executive Order

No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§1-44, as amended), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 as amended and the Criminal Justice (Terrorist Offences) Act 2005.
5.12Environmental Condition. Except as disclosed in the Schedule, none of such Loan Party’s or any Subsidiary’s properties or assets has ever been used by such Loan Party or any Subsidiary or, to the best of such Loan Party’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with all Applicable Law; to the best of such Loan Party’s knowledge, none of such Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such Loan Party or any Subsidiary; and neither such Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such Loan Party or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13Taxes. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).
5.14Subsidiaries. No Loan Party owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.15Government Consents. Each Loan Party and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Loan Party’s business as currently conducted.
5.16Accounts. Except as set forth in the Schedule, none of such Loan Party’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.
5.17Shares. Each Loan Party has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. To such Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To such Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of reasonable grounds for the institution of any such proceedings.
5.18Full Disclosure. No representation, warranty or other statement made by a Loan Party in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact as of the time when made or delivered or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading as of the time when made or delivered in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by such Loan Party in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
5.19Compliance.
(a)None of the Loan Parties, any of their Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of each Loan Party, any agent for a Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)None of the Loan Parties, any of their Subsidiaries, or any of the Loan Parties or their Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of the Loan Parties, any Subsidiary, or to the knowledge of the Loan Parties and their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
6.Affirmative Covenants.
Each Loan Party shall (and, where applicable, cause each of its Subsidiaries to) do all of the following:
6.1Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation or formation, as applicable, and maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2Compliance.
(a)Each Loan Party shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all Applicable Law (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of such Loan Party’s business.
(b)Each Loan Party has implemented and shall maintain in effect policies and procedures designed to ensure compliance by itself, its Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of each Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.
(c)Neither the Loan Parties nor any of their Subsidiaries shall, nor shall any Loan Party or any Subsidiary permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither the Loan Parties nor any of their Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
6.3ERISA. Each Loan Party shall meet, and shall cause each Subsidiary (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.
6.4Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank:

(a)as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s and each of its Subsidiaries’ operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer;
(b)as soon as available, but in any event within one hundred eighty (180) days after the end of each Fiscal Year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (provided that such unqualified opinion may contain a going concern qualification with respect to Borrower’s liquidity) (the “Annual Financial Statements”); provided however, if Borrower’s Board of Directors does not require audited Annual Financial Statements for any fiscal year of Borrower, then Borrower shall instead, within sixty (60) days after the last day of such fiscal year, deliver company-prepared Annual Financial Statements for such fiscal year only and Bank shall waive the opinion required in connection therewith for such fiscal year only;
(c)prompt copies of all statements, reports and notices sent or made available generally by a Loan Party to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;
(d)promptly upon receipt of notice thereof, a notice of any legal actions pending or threatened in writing against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more;
(e)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current Fiscal Year, and (ii) annual financial projections for the then-current Fiscal Year as approved by Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections;
(f)prompt written notice of the occurrence of a Default or an Event of Default;
(g)such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time;
(h) promptly, from time to time, such other information or reports regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Bank;
(i)within thirty (30) days after the last day of each month, a Borrowing Base Certificate signed by a Responsible Officer, together with aged listings of accounts receivable and accounts payable, in each case setting forth financial information as of the preceding month end.
(j)along with the quarterly financial statements required under clause (a) above, a Compliance Certificate signed by a Responsible Officer; and
(k)promptly (and in any event within three (3) calendar days) following any Loan Party’s creation or acquisition of any commercial tort claim (as defined in the Code), such Loan Party shall notify Bank in writing of the general details thereof (with such written notice being deemed as such Loan Party’s authorization for Bank to file a UCC-1 financing statement with respect to such commercial tort claim) and shall provide such other details thereof as reasonably requested by Bank. Notwithstanding the foregoing, any reporting requirement listed above shall be deemed satisfied upon the timely filing by Borrower of such reporting requirement with the Securities and Exchange Commission (the "SEC"), so long as such filing is made available on Borrower’s website (https://ir.shoulderinnovations.com/) or the SEC's Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR") prior to the deadline for such reporting requirement.
6.5Inventory; Returns. Each Loan Party shall keep all Inventory in good and marketable condition (allowing for normal wear and tear), free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Loan Party and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist at the time of the execution and delivery of this Agreement. Each Loan Party shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.6Taxes. Each Loan Party shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local Taxes required of it by applicable law, and will execute and deliver to Bank, on reasonable written demand as soon as practicable, appropriate certificates attesting to the payment or deposit thereof; and each Loan Party will make, and will cause each Subsidiary to make, timely payment or deposit of all material Tax payments and withholding Taxes required of it by all applicable laws, regulations and international treaties, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that such Loan Party or a Subsidiary has made such payments or deposits; provided that such Loan Party or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party.
6.7Insurance.
(a)Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the date hereof. Each Loan Party shall also maintain insurance relating to such Loan Party’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Loan Party’s.
(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ prior written notice to Bank before canceling its policy for any reason. Upon Bank’s request, such Loan Party shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
6.8Accounts.
(a)Within thirty (30) days after the Closing Date (the “Transition Period”), Borrower shall maintain account balances in its accounts with Bank or Bank Affiliates representing at least eighty percent (80.0%) of the dollar equivalent value of all account balances of Borrower maintained at all financial institutions globally; provided however, at all times during the Transition Period Borrower shall maintain at least Ten Million Dollars ($10,000,000) in its accounts with Bank.
(b)Borrower shall deliver written notice to Bank five (5) days prior to the establishment by any Loan Party of any Collateral Account at or with any bank, broker or other financial institution other than with Bank or Bank’s Affiliates. Subject to Section 6.16, for each Collateral Account (other than an Excluded Account) that any Loan Party at any time maintains other than with Bank, such Loan Party shall cause the applicable bank, broker or financial institution at or with which such Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account, each in form and substance satisfactory to Bank, to perfect Bank’s Lien in such Collateral Account.
6.9Financial Covenant. Commencing on the date on which Total Debt Outstanding exceeds Fifteen Million Dollars ($15,000,000) during any Liquidity Trigger Period and continuing through the earlier of (a) the end of such Liquidity Trigger Period and (b) the date on which Total Debt Outstanding is less than or equal to Fifteen Million Dollars ($15,000,000), Borrower shall achieve revenue (calculated in accordance with GAAP and measured on a trailing six (6) month basis) of not less than the following amounts for the corresponding measuring periods to be tested quarterly on the last day of the following fiscal quarter for each applicable period set forth in the chart below; provided that, if a Liquidity Trigger Event occurs following the end of a fiscal quarter but prior to the date that the financial statements for such fiscal quarter are required to be delivered to Bank pursuant to Section 6.4(a) hereof, then such revenue requirements shall be required as of the last date of the prior fiscal quarter and shall be reflected on the Compliance Certificate delivered pursuant to Section 6.4(j) with respect to such fiscal quarter:

Measuring Period Ending	Minimum Revenue (measured on a trailing 6-month basis)
June 30, 2026	$25,300,000

September 30, 2026	$27,300,000
December 31, 2026	$31,400,000

The required minimum revenue covenant levels for the measuring periods ending after December 31, 2026, shall be set by Bank and Borrower and equal an amount representing not less than a twenty percent (20.0%) increase in actual year-over-year revenue growth for Borrower as compared to the corresponding period of the immediately preceding year. The new covenant levels shall be documented in an amendment to this Agreement to be entered into on or prior to February 28th of each year, and Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to February 28th of any year shall be an immediate and non-curable Event of Default hereunder.

6.10Intellectual Property Rights.
(a)The Loan Parties agree to (i) protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly advise Bank in writing of infringements or any other event that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent (not to be unreasonably withheld, conditioned or delayed). Additionally, the Loan Parties will provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License. Borrower shall take such steps as Bank requests in its commercially reasonable discretion to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
(b)Each Loan Party shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Each Loan Party shall give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.
(c)Bank may audit each Loan Party’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that any Loan Party is required under this Section to take but which such Loan Party fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable and documented out-of-pocket expenses incurred in the reasonable exercise of its rights under this Section.
6.11Use of Proceeds. Borrower shall apply the proceeds of the Credit Extensions towards (a) the repayment of all of Borrower’s outstanding indebtedness and obligations owing to Trinity Capital Inc. as of the Closing Date, and (b) the funding of the working capital needs and general corporate purposes of Borrower. The proceeds of the Credit Extensions will not be used in violation of Anti-Corruption Laws or applicable Sanctions and not for personal, family, household, or agricultural purposes.
6.12Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7, at the time any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (including, without limitation, pursuant to a Division), such Loan Party shall (a) cause such new Subsidiary to provide to Bank (i) a joinder to this Agreement to become a Borrower or (ii) a joinder to this Agreement to become a Guarantor, in each case, at Bank’s sole, but commercially reasonable discretion, together with such appropriate documentation (including financing statements and/or Control Agreements), all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c)

provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed, issued, provided or delivered pursuant to this Section 6.12 shall be a Loan Document.
6.13Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, Borrower shall notify Bank within thirty (30) days after the Collateral at any new warehouse location is valued in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate, then Borrower or such Subsidiary will use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank in respect of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.14Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
6.15Collection of Accounts. Promptly following the funding date of any Advance hereunder that is not an Advance under the Non-Formula Sublimit, Borrower shall ensure that all payments on and proceeds of Accounts paid by Account Debtors into an account outside of Bank shall be swept into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”) in a frequency and manner acceptable to Bank in its sole but commercially reasonable discretion unless otherwise agreed to by Bank. All amounts received in the Cash Collateral Account shall be, so long as no Event of Default has occurred and is continuing, transferred on a daily basis to Borrower’s operating account with Bank.
6.16Post-Closing Conditions.
(a)On or prior to the date that is thirty (30) days after the Closing Date, Borrower shall transfer to its accounts at Bank an amount representing at least eighty percent (80%) of the aggregate cash and Cash Equivalent assets of Borrower and all its Subsidiaries maintained at all financial institutions globally.
(b)On or prior to the date that is thirty (30) days after the Closing Date (or such longer period as is approved by Bank in writing in its sole discretion), Borrower shall deliver to Bank (i) a duly executed Account Control Agreement from each of Silicon Valley Bank, and U.S. Bank, National Association and (ii) evidence of insurance coverage endorsements in compliance with the terms of Section 6.7.
(c)On or prior to the date that is forty-five (45) days after the Closing Date (or such longer period as is approved by Bank in writing in its sole discretion), Borrower shall use commercially reasonable efforts to deliver a duly executed landlord’s consent in favor of Bank for each Loan Party’s leased locations containing more than Seven Hundred Fifty Thousand Dollars ($750,000) of such Loan Party’s assets or property.
(d)On or prior to the date that is forty-five (45) days after the Closing Date (or such longer period as is approved by Bank in writing in its sole discretion), Borrower shall use commercially reasonable efforts to deliver a duly executed bailee’s waiver in favor of Bank for each warehouse location where a Loan Party maintains more than Seven Hundred Fifty Thousand Dollars ($750,000) of such Loan Party’s assets or property with a third party, by each such third party.
(e)On or prior to the date that is sixty (60) days after the Closing Date (or such longer period as is approved by Bank in writing in its sole discretion), Borrower shall deliver to Bank a duly executed Account Control Agreement from JPMorgan Chase Bank.
(f)On or prior to the earlier to occur of (i) the date that is ninety (90) days after the Closing Date and (ii) the funding date of the initial Advance, Bank and Borrower shall complete the Initial Audit.
7.Negative Covenants.
No Loan Party shall (nor shall it, where applicable, permit each of its Subsidiaries to), directly or indirectly, do any of the following:
7.1Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (a) Transfers of Inventory in the ordinary course of business; (b) Transfers consisting of non-exclusive licenses and similar arrangements for the use of the property of such Loan Party or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete or surplus Equipment, so long as Bank did not specifically finance the purchase of such Equipment, (d) Transfers constituting any Loan Party’s use or transfer of cash or Cash Equivalents in the ordinary course of business and not otherwise prohibited by the terms of this Agreement or any other Loan Document, (e) Transfers consisting of Permitted Liens, (f) the abandonment, lapse, expiration or other disposition of Intellectual Property that is in the reasonable business judgment of such Loan Party no longer material or useful in or to the business of such Loan Party, or (g) other Transfers not otherwise permitted in clauses (a) through (f) above involving tangible assets of Borrower (but specifically excluding any Transfers of Accounts, monthly recurring revenue, annual recurring revenue or any other recurring revenue of Borrower in any factoring, sale-leaseback, future receipts purchase agreement or other similar agreement) having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year so long as no Event of Default has occurred or would occur immediately following any such Transfer.
7.2Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by such Loan Party or such Subsidiary, as applicable, or any business substantially similar or related thereto (or incidental thereto); (b) cease to conduct business in the manner conducted by Borrower as of the Closing Date; (c) suffer or permit a Change in Control without the Bank’s prior written consent; (d) without fifteen (15) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; (e) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by any Loan Party within five (5) Business Days after their departure from such Loan Party, or (f) without Bank’s prior written consent, change the date on which the Fiscal Year ends.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, equity securities, or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).
7.4Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so, except as is otherwise permitted by Section 7.1 and the definition of “Permitted Liens” herein.
7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (each of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do so, except that the Loan Parties may (a) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) in any twelve (12) month period, and (b) make Restricted Payments (i) to the extent financed with the aggregate amount of net cash proceeds received in exchange for capital stock or other equity interests or (ii) payable solely in the form of capital stock or other equity interests.
7.7Investments. (a) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; (b) maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an Account Control Agreement with Bank in form and substance satisfactory to Bank; or (c) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to any Loan Party.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party (other than a Loan Party or a Subsidiary) except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person other than that certain Consulting Agreement, dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time), by and between the Borrower and Genesis Innovation Group LLC. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (a) to purchase any asset or securities (i) issued by any Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (iii) sold by any Reg W Affiliate of Bank acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (b) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (c) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.
7.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10Inventory and Equipment. (a) Store Inventory or Equipment (other than Equipment or Inventory that is temporarily out of the possession of a Loan Party, in transit, or out for repair) with a value in excess of Fifty Thousand Dollars ($50,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest therein and (i) Borrower has used commercially reasonable efforts to provide to Bank an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit with a value in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or (ii) Bank is in pledged possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; or (b) store or maintain any Equipment or Inventory at a location that has not been disclosed in Section 3(d) of the Perfection Certificate or otherwise disclosed in writing to Bank no later than the due date of the next Compliance Certificate to be delivered to Bank pursuant to Section 6.4(j) hereof, in each case, other than Equipment or Inventory that is temporarily out of the possession of a Loan Party, in transit, or out for repair.
7.11Compliance. (a) Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for such purpose; or (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event (other than any such event where the applicable 30 day notice requirement has been waived) or Prohibited Transaction, as defined in ERISA, to occur as it relates to any employee benefit plan (as defined under Section 3(3) of ERISA sponsored by any Loan Party, which in each case, could have a Material Adverse Effect, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
7.12Delisting. Borrower’s common stock shares are delisted from the New York Stock Exchange because of Borrower’s failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange.
8.Events of Default.
Any one or more of the following events shall constitute an event of default under this Agreement (each, an “Event of Default”).
8.1Payment Default. (i) If a Loan Party fails to pay, when due, any principal of, or interest on, any of the Obligations, such failure shall constitute an immediate Event of Default, or (ii) if any Loan Party fails to pay, when due, any other Obligation, and such failure continues for three (3) Business Days after such due date, such failure shall constitute an Event of Default;
8.2Covenant Default.
(a)If a Loan Party fails to perform any obligation under Sections 6.1 (solely with respect to existence), 6.4, 6.6, 6.7, 6.8, 6.9, 6.11, 6.12, 6.14, and 6.16 or violates any of the covenants contained in Article 7; or
(b)If a Loan Party fails or neglects to perform, keep or observe any other material term, provision, condition or covenant contained in this Agreement, or in any of the Loan Documents, or in any other present or future agreement between a Loan Party and Bank and as to any default (other than those specified in this Article 8) under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after any Loan Party receives notice thereof or any officer of a Loan Party becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Loan Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Credit Extensions will be made during such cure period). Cure periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;
8.3Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;
8.4Attachment. If a material portion of a Loan Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Loan Party’s or any of its Subsidiaries’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Loan Party’s or any of its Subsidiaries’ assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Loan Party or Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party or Subsidiary (provided that no Credit Extensions will be required to be made during such cure period);
8.5Insolvency. If a Loan Party or any of its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made while any of the conditions described in this Section 8.5 exist or until any such Insolvency Proceeding is dismissed);
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which a Loan Party or any of its Subsidiaries is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect;
8.7Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Loan Party or any of its Subsidiaries and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
8.8Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Loan Document, certificate or other writing delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document;
8.9Lien Priority. There is an impairment in the perfection or priority of Bank’s security interest in the Collateral;
8.10Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or
8.11Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor fails to perform any obligation under this Agreement or a security agreement securing the Guaranty (collectively, the “Guaranty Documents”), any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke the Guaranty, any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, if any Guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.Bank’s Rights and Remedies.
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Loan Parties:
(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other Loan Document or agreement between Borrower and Bank;
(c)Settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. The Loan Parties agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Loan Party’s owned premises, such Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise. Each Loan Party authorizes Bank to place a “hold” on any account it maintains with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(e)Demand that the Loan Parties (i) deposit cash with Bank in an amount equal to at least one hundred five percent (105.0%) of the aggregate face amount of any Letters of Credit remaining undrawn (plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and each Loan Party shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(f)Terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);
(g)Set off and apply to the Obligations any and all (i) balances and deposits of a Loan Party held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Loan Party held by Bank;
(h)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit solely to the extent necessary for such disposition;
(i)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(j)Bank may credit bid and purchase at any public sale;

(k)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower; and
(l)Exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law.
9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify Account Debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with Account Debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole, but commercially reasonable discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to a Loan Party of Bank’s security interest in such funds and verify the amount of such Account. Each Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the Account Debtor, with proper endorsements for deposit.
9.4Bank Expenses. If a Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.
9.6Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Loan Party’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.7Demand; Protest. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Loan Party may in any way be liable.
10.Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or the Loan Parties may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	Shoulder Innovations, Inc. 1535 Steele Avenue SW, Suite B Grand Rapids, MI 49507 Attn: Jeffrey Points, Chief Executive Officer Email:
With a copy (which shall not constitute notice) to:	Honigman LLP 660 Woodward Ave. 2290 First National Building Detroit, MI 48226 Attention: Michelle Bleda Drew Email:
If to Bank: With a copy (which shall not constitute notice) to:	STIFEL BANK 501 North Broadway St. Louis, Missouri 63102 Attn: Legal Department EMAIL: STIFEL BANK 16870 West Bernardo Drive, Suite 150 San Diego, California 92127 Attn: Milo Bissin EMAIL:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
12.Jurisdiction and Jury Trial Waiver.
12.1Each Loan Party hereby irrevocably consents that any suit, legal action or proceeding against Borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as Bank may elect, and by execution and delivery of this Agreement, each Loan Party hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Loan Party hereby irrevocably consents to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.
12.2Each Loan Party hereby irrevocably waives any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.

12.3Each Loan Party hereby irrevocably agrees that any suit, legal action or proceeding commenced by any Loan Party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.
12.4Each Loan Party hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.
12.5Each Loan Party and Bank (by its entry into this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of such Loan Party or this Agreement or any other Loan Document.
13.General Provisions.
13.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Loan Party to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Bank, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the applicable lenders hereunder, and the applicable commitment(s) of, and principal amount (and stated interest) of the applicable loans owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Bank and the other lenders hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower and any lender hereunder, at any reasonable time and from time to time upon reasonable prior notice. Bank and each other lender hereunder that sells a participation in any Advance or commitment, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the applicable Advances or other Obligations under the Loan Documents (the “Participant Register”); provided that neither Bank nor any other lender hereunder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Advances, Letters of Credit or its other Obligations under any Loan Document) to any Person. The entries in the Participant Register shall be conclusive absent manifest error, and such lender hereunder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and the other Loan Documents notwithstanding notice to the contrary.
13.2Indemnification.
(a)Each Loan Party shall defend, indemnify and hold harmless Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, agents, and representatives of Bank and its Affiliates (each, an “Indemnified Person”) against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Loan Party whether under this Agreement, or otherwise contemplated by the Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by such Indemnified Person’s bad faith, gross negligence or willful misconduct. All amounts due under this Section 13.2 shall be payable promptly upon DEMAND therefor. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

13.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. This Agreement may be executed in facsimile or other electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. Counterparts may be delivered via facsimile, portable document format (.pdf), electronic mail or other transmission method (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g. www.docusign.com), and any counterpart so delivered shall be fully binding, deemed to have been duly and validly delivered and be valid and effective for all purposes, and the parties waive any rights they may have to object to such treatment. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the state of Missouri.
13.7Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of each Loan Party to indemnify Indemnified Persons with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, provided such subsidiaries or affiliates agree to be bound by confidentiality obligations substantially similar to those set forth herein, (b) to prospective transferees or purchasers of any interest in the Advances or the Term Loan Advance, provided such prospective transferees or purchasers agree to be bound by confidentiality obligations substantially similar to those set forth herein prior to any such disclosure, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, provided that, to the extent legally permitted, Bank shall endeavor to provide Borrower with prompt written notice of such requirement prior to any such disclosure so that Borrower may seek a protective order or other appropriate remedy, provided however, Bank’s failure to provide such notice shall not constitute a default hereunder, (d) as may be required in connection with the examination, audit or similar investigation of Bank and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
13.9Marketing Consent.  Notwithstanding Section 13.8, Borrower hereby authorizes Bank and its affiliates, at their respective commercially reasonable discretion and expense, to publish tombstones and give such other publicity to this Agreement and the Loan Documents as it may from time to time determine in its commercially reasonable discretion ; provided, however, that Bank shall provide Borrower with a copy of any proposed tombstone or other publicity material at least five (5) Business Days prior to publication and shall incorporate any reasonable comments from Borrower.  The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.
13.10Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.11Increased Costs. If any Change in Law shall impose, modify, or make applicable any Taxes (except other than (a) Indemnified Taxes, (b) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (c) Connection Income Taxes), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to Bank for extending, maintaining or funding the Credit Extensions, (B) reduce the amounts payable to Bank under this Agreement, or (C) reduce the rate of return on Bank's capital as a consequence of Bank's obligations with respect to the Credit Extensions, then Borrower agrees to pay Bank such additional amounts as will compensate Bank therefor, within five (5) days after Bank's written demand for such payment. Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.
13.12BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
General Use of Electronic Signatures and Records for Agreement and All Notices and Amendments: An electronic or other copy of a signed document shall be considered as effective as an original. Notwithstanding any other provision of the Agreement, at Bank’s option and pursuant to such format and delivered in such manner as Bank may specify, the Agreement or any amendment, information, notice, certificate, request, statement, disclosure, or authorization related to the Agreement (each a “Communication”), including such Communications required to be in writing, may be in the form of an electronic record and be executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Any Communication may be executed in one or more counterparts, each of which may be executed on paper or electronically. Each executed counterpart (and any copy of an executed counterpart that is an electronic record) shall be deemed an original, and shall constitute one and the same Communication. “Authorized Email Address” means any email address the Loan Party executing this Agreement has provided to Bank as the email address for the Loan Party executing this Agreement. Communications may be sent electronically by Bank to the Loan Party executing this Agreement (i) by sending the Communication to the Authorized Email Address for the Loan Party executing this Agreement, or (ii) by posting the Communication on a website and sending a notice to the postal address for the Loan Party executing this Agreement or Authorized Email Address informing the Loan Party executing this Agreement that the Communication has been posted, its location, and instructing the Loan Party executing this Agreement on how to view it. In the absence of actual notice of non-delivery received by the sender, and except as otherwise expressly required by applicable law, Communications sent electronically pursuant to this paragraph shall be deemed received when the Communication, or notice of posting, is sent and shall constitute notice of the Communication.
[Signature Page to Loan and Security Agreement]

BORROWER: SHOULDER INNOVATIONS, INC. By: /s/ Jeffrey Points Name: Jeffrey Points Title: Chief Financial Officer
BANK: STIFEL BANK By:/s/ Milo Bissin Name: Milo Bissin Title: Managing Director

2

EXHIBIT A
DEBTOR:    SHOULDER INNOVATIONS, INC.
SECURED PARTY:    STIFEL BANK
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All personal property of such Loan Party (herein referred to as “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements, including but not limited to all of Debtor’s right, title and interest in security entitlements to financial assets consisting of rights to payment under the Insured Cash Sweep program maintained by Secured Party for the benefit of Debtor, and the proceeds thereof), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records.
(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.
(c)    all of Debtor's right, title, and interest in and to that certain commercial tort claim against Catalyst Orthoscience Inc. (“Catalyst”) arising out of Catalyst’s alleged patent infringement through Catalyst’s making, using, selling, offering for sale in the United States, and/or importing into the United States, reverse shoulder systems, including without limitation the claims asserted in Shoulder Innovations, Inc. v. Catalyst Orthoscience Inc., in the United States District Court for the District of Delaware, Case No. 1:24cv266, and all proceeds and products thereof, including all damages, awards, settlements, and judgments.
Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Excepted Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Excepted Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the applicable Excepted Intellectual Property solely to the limited extent required to permit perfection of Bank’s security interest in the Rights to Payment, and for no other purpose.
A-1

EXHIBIT B
ADVANCE REQUEST FORM
B-1

EXHIBIT C

BORROWING BASE CERTIFICATE
C-1

EXHIBIT D

COMPLIANCE CERTIFICATE

D-1